As filed with the Securities and Exchange Commission on August 7, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Precision BioSciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-4206017
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

302 East Pettigrew Street, Suite A-100 Durham, North Carolina	27701
(Address of Principal Executive Offices)	(Zip Code)
Precision BioSciences, Inc. 2019 Incentive Award Plan, as Amended and Restated
Precision BioSciences, Inc. 2019 Employee Stock Purchase Plan
(Full title of the plans)
Dario Scimeca
Chief Legal Officer & Corporate Secretary
Precision BioSciences, Inc.
302 East Pettigrew Street, Suite A-100
Durham, North Carolina 27701
(Name and address of agent for service)
(919) 314-5512
(Telephone number, including area code, of agent for service)
Copy to:
Peter N. Handrinos, Esq.
Nathan Ajiashvili, Esq.
Latham & Watkins LLP
200 Clarendon Street
Boston, Massachusetts 02116
(617) 948-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,”

“accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 4,900,000 shares of the Registrant’s common stock, $0.000005 par value per share (the “Common Stock”), consisting of (i) 4,400,000 shares of Common Stock under the Precision BioSciences, Inc. 2019 Incentive Award Plan, as Amended and Restated (the “2019 Plan”), which includes 3,800,000 shares of Common Stock available for issuance under the 2019 Plan and an additional 600,000 shares of Common Stock that may become issuable under the 2019 Plan pursuant to its terms, and (ii) 500,000 shares of Common Stock that became or may become issuable under the Precision BioSciences, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”). The additional shares registered pursuant to the 2019 Plan and the ESPP are of the same class as other securities relating to the 2019 Plan and the ESPP for which the Registration Statements on Form S-8 (File Nos. 333-230671, 333-259369, 333-267079, 333-280618, and 333-292477) filed on April 1, 2019, September 7, 2021, August 26, 2022, July 1, 2024, and December 30, 2025 respectively, are effective.
Pursuant to Instruction E of Form S-8, the contents of the above referenced prior registration statements are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein, except for Item 8, which is being updated by this Registration Statement.
Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation of Precision BioSciences, Inc.	8-K	001-38841	3.1	04/01/2019

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Precision BioSciences, Inc.	8-K	001-38841	3.1	02/13/2024

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Precision BioSciences, Inc.	8-K	001-38841	3.1	05/26/2026

4.4	Amended and Restated Bylaws of Precision BioSciences, Inc.	10-Q	001-38841	3.2	12/22/2023

4.5	Specimen Common Stock Certificate	S-1/A	333-230034	4.1	03/18/2019
5.1	Opinion of Latham & Watkins LLP					*

23.1	Consent of Deloitte & Touche LLP					*

23.2	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1)					*

24.1	Power of Attorney (included on signature page)					*

99.1	2019 Incentive Award Plan, as Amended and Restated, and forms of award agreements thereunder	8-K	001-38841	10.1	05/26/2026

99.2	2019 Employee Stock Purchase Plan	S-1/A	333-230034	10.11	03/18/2019

107.1	Filing Fee Table					*
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on this 7th day of August, 2026.

PRECISION BIOSCIENCES, INC.

By:	/s/ Dario Scimeca
Dario Scimeca Chief Legal Officer & Corporate Secretary
KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael Amoroso, John Alexander Kelly, and Dario Scimeca, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this

Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael Amoroso Michael Amoroso	President and Chief Executive Officer and Director (principal executive officer)	August 7, 2026

/s/ Naresh Tanna Naresh Tanna	Chief Financial Officer (principal financial officer)	August 7, 2026

/s/ Mei Burris Mei Burris	Vice President of Finance and Chief Accounting Officer (principal accounting officer)	August 7, 2026

/s/ Melinda Brown	Director	August 7, 2026
Melinda Brown

/s/ Kevin J. Buehler Kevin J. Buehler	Director	August 7, 2026

/s/ Stanley R. Frankel Stanley R. Frankel, M.D.	Director	August 7, 2026

/s/ Geno Germano Geno Germano	Director	August 7, 2026

/s/ Shari Lisa Piré Shari Lisa Piré	Director	August 7, 2026